Exhibit 3.1

D PC The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 FORM MUST BE TYPED Articles of Amendment FORM MUST BE TYPED (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) (1) Exact name of corporation: ImmunoGen, Inc. 042726691 (2) Registered office address: 830 Winter Street, Waltham, MA 02451 (number, street, city or town, state, zip code) (3) These articles of amendment affect article(s): 3 (specify the number(s) of article(s) being amended (I-VI)) (4) Date adopted: June 13, 2017 (month, day, year) (5) Approved by: (Check appropriate box) ☐ the incorporators. ☐ the board of directors without shareholder approval and shareholder approval was not required. ☑ the board of directors and the shareholders in the manner required by law and the articles of organization. (6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.  4 P.C.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following: Total authorized prior to amendment: Without par value with par value type number of shares type number of shares par value common 150,000,000 $.01 preferred 5,000,000 $.01 total authorized after amendment: without par value with par value type number of shares type number of shares par value common 200,000,000 $.01 preferred 5,000,000 $.01 (7) the amendment shall be effective at the time and on the date approved by the division, unless a later effective date not more than 90 days from the date and time of filing is specified: *G.L. chapter 156D eliminates the concept of par value, however a corporation may specify par value in article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by: (signature of authorized individual) ☐ Chairman of the board of directors, ☑ President, ☐ Other officer, ☐ Court-appointed fiduciary, on this 13th day of June, 2017.

Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place Boston Massachusetts 02108-1512 Articles of Amendment (General Laws Chapter 156D, Section 10.06; 950 CMR113.34) I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $ 50,000 having been paid, said articles are deemed to have been filed with me this 18 day of July, 2017, at 2:35 a.m. p.m. time Effective date: (must be within 90 days of date submitted) WILLIAM FRANCIS GALVIN Secretary of the Commonwealth Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof. TO BE FILLED IN BY CORPORATION Contact Information: Craig Barrows Immunogen, Inc. 830 Winter Street, Waltham, MA 02451-1477 Telephone: (781) 895-0600 Email: craig.barrrows@immunogen.com Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue. Examiner Name approval C M 1293504 067982